Exhibit 99.2
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
Overview
On May 22, 2024 DuPont announced its plan to separate its Electronics business by way of a spin-off transaction, thereby creating a new independent, publicly traded electronics company to be known as Qnity Electronics, Inc (“Qnity”). Upon the satisfaction or waiver by DuPont of the conditions to the Intended Electronics Separation, on the distribution date, DuPont will effect the pro rata distribution of all of the issued and outstanding shares of Qnity common stock to DuPont stockholders of record at the close of business, Eastern Time, on the record date for the distribution. The distribution date is currently anticipated to be November 1, 2025, and as result of the distribution, Qnity will become an independent, publicly traded company.

DuPont stockholders may also receive cash in lieu of any fractional shares of Qnity common stock that they would have received in the distribution. The distribution is intended to be generally tax free for U.S. federal income tax purposes, except for any cash received in lieu of fractional shares. DuPont stockholders will not be required to make any payment, surrender or exchange their DuPont common stock or take any other action to receive their shares of Qnity common stock in the distribution. Until the Intended Electronics Separation occurs, Qnity will be a wholly owned subsidiary of DuPont, and consequently, DuPont’s board of directors has the discretion to abandon the intended distribution and to alter the terms of the distribution. As a result, DuPont cannot provide any assurances that the distribution will be completed.

Basis of Presentation
The following unaudited pro forma combined financial statements of DuPont were derived from its historical consolidated financial statements and are being presented to give effect to the Intended Electronics Separation, including receipt of the Qnity Cash Distribution, the Exchange Offers, and certain intended uses of proceeds (collectively, the “Transactions”). The unaudited pro forma combined statements do not give effect to the intended Aramids Divestiture. The unaudited pro forma Condensed Combined Balance Sheet as of June 30, 2025, gives effect to the Transactions as if they had occurred on June 30, 2025. The unaudited pro forma Combined Statements of Operations for the six months ended June 30, 2025 and for the year ended December 31, 2024 reflect pro forma results of DuPont’s operations as if the Transactions had occurred on January 1, 2024, the beginning of the Company’s most recently completed fiscal year.

The unaudited pro forma combined financial statements should be read in conjunction with: (i) the accompanying notes to the unaudited pro forma combined financial statements, (ii) DuPont’s audited consolidated financial statements, the accompanying notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in DuPont’s Form 8-K filed on May 2, 2025, collectively referred to as the "Recast 2024 Annual Report", which was filed in order to recast the Company's 2024 Annual Report on Form 10-K to reflect the changes in the Company's reportable segments; and (iii) DuPont’s unaudited consolidated financial statements, the accompanying notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in DuPont’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025.

The unaudited pro forma combined financial statements, including the adjustments discussed above, are based upon available information at the time of this offering memorandum and consent solicitation statement, and related estimates and assumptions that we believe are reasonable and supportable. The unaudited pro forma combined financial statements are for informational purposes only and are not intended to be a complete presentation of DuPont’s operating results or financial position had the Transactions occurred as of and for the periods indicated, nor do they purport to project the results of operations or financial position for any future period or as of any future date. Accordingly, such information should not be relied upon as an indicator of future performance, financial condition or liquidity. The unaudited pro forma combined financial statements have been adjusted to give effect to adjustments described in the accompanying notes to the unaudited pro forma combined financial information.

Beginning with DuPont’s annual report on Form 10-K for the period ended December 31, 2025, assuming the Intended Electronics Separation is consummated in 2025, the Electronics business will be reflected in DuPont’s historical financial statements as discontinued operations, including for periods prior to the consummation of the Transactions.

DuPont de Nemours, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
as of June 30, 2025

	DuPont	Intended Electronics Separation	DuPont Adjusted	Transactions Pro Forma Adjustments		DuPont Pro Forma
(in millions)	As Reported	Note 1	(subtotal)	Note 2		(total)
Assets
Current assets
Cash and cash equivalents	$1,837	$(58)	$1,779	$(220)	(a)	$1,559
Restricted cash and cash equivalents	5	—	5			5
Accounts and notes receivable – net	2,535	(707)	1,828	127	(a), (b), (c)	1,955
Inventories	2,295	(658)	1,637	—		1,637
Prepaid and other current assets	178	(37)	141	2	(a)	143
Total current assets	$6,850	$(1,460)	$5,390	$(91)		$5,299
Property, plant and equipment - net of accumulated depreciation	5,910	(1,608)	4,302	—		4,302
Other assets
Goodwill	16,240	(8,316)	7,924	—		7,924
Other intangible assets	5,163	(1,584)	3,579	—		3,579
Restricted cash and cash equivalents - noncurrent	37	—	37	—		37
Investments and noncurrent receivables	1,112	(418)	694	—		694
Deferred income tax assets	252	(17)	235	—		235
Deferred charges and other assets	995	(161)	834	301	(a), (b), (c), (d)	1,135
Total other assets	$23,799	$(10,496)	$13,303	$301		$13,604
Total Assets	$36,559	$(13,564)	$22,995	$210		$23,205
Liabilities and Equity
Current liabilities
Short-term borrowings	$1,849	$—	$1,849	$(1,339)	(a)	$510
Accounts payable	1,699	(547)	1,152	—		1,152
Income taxes payable	158	(101)	57	—		57
Accrued and other current liabilities	1,147	(120)	1,027	(277)	(a), (c), (d)	750
Total current liabilities	$4,853	$(768)	$4,085	$(1,616)		$2,469
Long-term debt	5,326	—	5,326	(2,135)	(a)	3,191
Other noncurrent liabilities
Deferred income tax liabilities	844	(324)	520	13	(a)	533
Pension and other post employment benefits	575	(95)	480	—		480
Other noncurrent obligations	1,445	(237)	1,208	(111)	(a), (b), (c), (d)	1,097
Total other noncurrent liabilities	$2,864	$(656)	$2,208	$(98)		$2,110
Total liabilities	$13,043	$(1,424)	$11,619	$(3,849)		$7,770
Equity
Total DuPont’s stockholders’ equity	23,064	(11,854)	11,210	4,059	(a), (b), (c)	15,269
Noncontrolling interests	452	(286)	166	—		166
Total equity	$23,516	$(12,140)	$11,376	$4,059		$15,435
Total Liabilities and Equity	$36,559	$(13,564)	$22,995	$210		$23,205

See accompanying Notes to the Unaudited Pro Forma Combined Financial Statements.

DuPont de Nemours, Inc.
Unaudited Pro Forma Combined Statement of Operations
for the Six Months Ended June 30, 2025

	DuPont	Intended Electronics Separation	DuPont Adjusted	Transactions Pro Forma Adjustments		DuPont Pro Forma
(in millions)	As Reported	Note 1	(subtotal)	Note 2		(total)
Net sales	$6,323	$(2,288)	$4,035	$—		$4,035
Cost of sales	3,961	(1,211)	2,750	(6)	(e)	2,744
Research and development expenses	279	(163)	116	(10)	(e)	106
Selling, general and administrative expenses	774	(244)	530	(30)	(e)	500
Amortization of intangibles	286	(105)	181	—		181
Restructuring and asset related charges – net	49	(8)	41	—		41
Goodwill impairment charges	768	—	768	—		768
Acquisition, integration and separation costs	279	(140)	139	—		139
Equity in earnings of nonconsolidated affiliates	29	(22)	7	—		7
Sundry income (expense) – net	88	3	91	3	(g)	94
Interest expense	167	—	167	(85)	(g)	82
Loss from continuing operations before income taxes	$(123)	$(436)	$(559)	$134		$(425)
Provision for income taxes on continuing operations	187	(101)	86	30	(h)	116
Loss from continuing operations, net of tax	$(310)	$(335)	$(645)	$104		$(541)
Net income from continuing operations attributable to noncontrolling interests	18	(12)	6	—		6
Net loss from continuing operations attributable to DuPont common stockholders	$(328)	$(323)	$(651)	$104		$(547)

See accompanying Notes to the Unaudited Pro Forma Combined Financial Statements.

DuPont de Nemours, Inc.
Unaudited Pro Forma Combined Statement of Operations
for the Year Ended December 31, 2024

	DuPont	Intended Electronics Separation	DuPont Adjusted	Transactions Pro Forma Adjustments		DuPont Pro Forma
(in millions)	As Reported	Note 1	(subtotal)	Note 2		(total)
Net sales	$12,386	$(4,335)	$8,051	$—		$8,051
Cost of sales	7,879	(2,324)	5,555	(15)	(e)	5,540
Research and development expenses	531	(297)	234	(19)	(e)	215
Selling, general and administrative expenses	1,552	(505)	1,047	(59)	(e)	988
Amortization of intangibles	595	(232)	363	—		363
Restructuring and asset related charges – net	87	(9)	78	—		78
Acquisition, integration and separation costs	168	(78)	90	26	(f)	116
Equity in earnings of nonconsolidated affiliates	60	(37)	23	—		23
Sundry income (expense) – net	(76)	(31)	(107)	(98)	(a), (g)	(205)
Interest expense	366	—	366	(175)	(g)	191
Income from continuing operations before income taxes	$1,192	$(958)	$234	$144		$378
Provision for income taxes on continuing operations	414	(181)	233	32	(h)	265
Income from continuing operations, net of tax	$778	$(777)	$1	$112		$113
Net income from continuing operations attributable to noncontrolling interests	35	(22)	13	—		13
Net income from continuing operations available for DuPont common stockholders	$743	$(755)	$(12)	$112		$100

See accompanying Notes to the Unaudited Pro Forma Combined Financial Statements.

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
NOTE 1 - INTENDED ELECTRONICS SEPARATION
The Intended Electronics Separation adjustments reflect DuPont’s current best estimate of the operations, assets, liabilities, and equity of the Electronics business that will qualify as discontinued operations in accordance with the guidance set forth in ASC 205, Presentation of Financial Statements. These amounts are considered preliminary and as such, actual amounts could differ from these estimates. ASC 205 does not allow general corporate overhead expenses to be allocated to discontinued operations. As a result, these amounts differ from the results of the Electronics business on a management reporting and external reporting basis.

NOTE 2 – TRANSACTION PRO FORMA ADJUSTMENTS
The unaudited pro forma Condensed Combined Balance Sheet as of June 30, 2025 and the unaudited pro forma Combined Statements of Operations for the six months ended June 30, 2025 and for the year ended December 31, 2024 reflect the following pro forma adjustments discussed below.

(a) Reflects in “Cash and cash equivalents” the receipt of (i) the Qnity Cash Distribution to DuPont of approximately $4,122 million, inclusive of $22 million of costs related to Qnity’s notes issuance on August 15, 2025, plus the pre-funded interest on the Qnity notes through March 31, 2026 of $66 million (and any investment returns on any amounts held in escrow in respect of the Qnity notes issuance, estimated at $16 million of interest income); plus (ii) $510 million of additional expected short-term funding by DuPont and offset by (A) $2,240 million, inclusive of $80 million of redemption costs, associated with the Exchange Offers, specifically the Special Mandatory Redemption Event (B) $1,850 million anticipated normal course payment of the 2025 Notes on or prior to its maturity date of November 15, 2025 (C) $661 million of cash expected to be held by Qnity at the time of the Intended Electronics Separation, inclusive of $58 million reflected in the Intended Electronics Separation and shown net of expected Qnity related debt costs estimated to be $89 million related to the Qnity notes issuance, Qnity’s establishment of a $2,350 million senior secured term loan facility and Qnity’s establishment of a 5-year revolving credit facility to be completed on or after October 31, 2025 and, inclusive of the $22 million discussed above, (D) $113 million related to the termination of the interest rate swaps due in 2038 and 2048 and the partial termination of the interest rate swaps due in 2032 and (E) $40 million of fees associated with the Exchange Offers.
The unaudited pro forma Condensed Combined Balance Sheet includes adjustments to short-term debt of $1,849 million, net of issuance costs, for the anticipated normal course payment of the 2025 Notes on or prior to its maturity date of November 15, 2025, offset by $510 million of additional expected short-term funding, such as commercial paper.
The unaudited pro forma Condensed Combined Balance Sheet also includes adjustments of $2,135 million to long-term debt reflecting $2,160 million associated with the Exchange Offers, specifically the Special Mandatory Redemption Event, and anticipated debt issuance costs related to the Exchange Offers of $14 million, offset by acceleration of exchange issuance costs and historical debt discount and issuance costs of $39 million associated with the Special Mandatory Redemption Event.
We expect to capitalize the $14 million of issuance costs associated with the Exchange Offers, of which $2 million is reflected in “Prepaid expenses and other current assets” and $12 million is reflected in “Deferred charges and other assets” on the unaudited pro forma Condensed Combined Balance Sheet and will be amortized over the remaining life of the notes.
The unaudited pro forma Condensed Combined Balance Sheet also includes adjustments to reduce “Accrued and other current liabilities” and “Other noncurrent obligations” by $91 million and $22 million, respectively, for the termination of the interest rate swaps due in 2038 and 2048 and the expected partial termination of the interest rate swaps due in 2032. The related tax impact of $13 million is reflected in “Accounts and notes receivable - net” and “Deferred income tax liabilities”.

The unaudited pro forma Combined Statement of Operations for the year ended December 31, 2024 include adjustments of $80 million for the redemption costs associated with the Exchange Offers and $39 million for the acceleration of exchange issuance costs and historical debt discount and issuance costs reflected in “Sundry income (expense), net”.
The unaudited pro forma Combined Statements of Operations for the twelve months ended December 31, 2024 reflects an increase to “Sundry income (expense), net” of $16 million for interest income earned associated with any amounts held in escrow in respect of the Qnity notes issuance discussed above.
Ultimately, the amount of cash and cash equivalents after giving effect to the Transactions will depend upon each of Qnity’s and DuPont’s cash flow prior to the Intended Electronics Separation and any adjustments to effect the desired capital structure and capital allocation strategy of each of DuPont and Qnity.
(b) Reflects $179 million of indemnification assets related to the liabilities contractually allocated to Qnity based on the Applicable Qnity Percentage, including certain legacy and other liabilities (including Legacy Liabilities (as defined in the Corteva Letter Agreement), and other legacy PFAS liabilities and other liabilities related to DuPont’s discontinued and divested operations and businesses not covered by the Corteva Letter Agreement); and $2 million of liabilities otherwise conveyed to Qnity under the Separation Agreement.
Assuming the distribution had occurred on July 1, 2025, based on the Agreement Pro Forma Operating EBITDA attributable to the Electronics business and assets for the twelve-month period ended June 30, 2025, the Applicable Qnity Percentage would be 44%. This illustrative percentage value used for purposes of these pro forma Combined Financial Statements is subject to change based on the relationship of the Pro Forma Operating EBITDA attributable to the Electronics business and assets relative to that of DuPont (as a whole), in each case prior to the distribution. The exact calculation will not be determinable until after the distribution and will depend on many factors including the relative performance of the Electronics business and the performance of DuPont as measured immediately prior to the distribution and whether either Qnity or DuPont undertake strategic initiatives prior to the distribution. We intend to publicly disclose the actual numeric value of the Applicable Qnity Percentage and the Applicable DuPont Percentage once determined after the distribution.
In connection with the foregoing, within the unaudited pro forma Condensed Combined Balance Sheet, $58 million and $121 million are included in “Accounts and notes receivable - net” and “Deferred charges and other assets”, respectively, and $2 million is reflected in “Other noncurrent obligations”.
(c)    Reflects adjustment to income tax balances that are expected to be transferred to Qnity in connection with the consummation of the Intended Electronics Separation. The Tax Matters Agreement is expected to require certain payments between Qnity and DuPont for pre-separation tax liabilities and receivables. Accordingly, receivables of $56 million and $177 million have been recorded within “Accounts and notes receivable - net” and “Deferred charges and other assets”, respectively, as well as payables of $183 million and $81 million have been recorded within “Accrued and other current liabilities” and “Other noncurrent obligations”, respectively. These adjustments are based on the Applicable Qnity Percentage and may vary from the current expectation.
(d) Reflects the portion of leases to be allocated to Qnity. Included in the unaudited pro forma Condensed Combined Balance Sheet, adjustments to “Deferred charges and other assets” of $9 million, “Accrued and other current liabilities” of $3 million and “Other noncurrent obligations” of $6 million.
(e) Reflects income from certain services associated with transaction agreements we intend to enter into with Qnity, including the Transitional Services Agreements, certain product service agreements, contract manufacturing agreements and site services agreements. Included in the unaudited pro forma Combined Statement of Operations for the six months ended June 30, 2025 are adjustments to “Cost of Sales” of $6 million, “Research and development expenses” of $10 million and “Selling, general and administrative expenses” of $30 million. Included in the unaudited pro forma Combined Statement of Operations for the year ended December 31, 2024 are adjustments to “Cost of Sales” of $15 million, “Research and development expenses” of $19 million and “Selling, general and administrative expenses” of $59 million.
(f) Reflects $26 million of debt issuance costs associated with the Exchange Offers within the unaudited pro forma Combined Statements of Operations for the year ended December 31, 2024.

(g) Pro forma Combined Statements of Operations reflect a reduction to “Interest expense” of $85 million for the six months ended June 30, 2025 and $170 million for the year ended December 31, 2024 related the anticipated Special Mandatory Redemption Event of the New Notes and the anticipated normal course payment of the 2025 Notes on or prior to its maturity date of November 15, 2025, offset by the impact of expected short-term funding. Currently, the New Notes are estimated to have a weighted average interest rate of approximately 5.11%, excluding interest on commercial paper.
    Included in the unaudited pro forma Combined Statement of Operations for the year ended December 31, 2024 are adjustments to reflect a reduction to “Interest expense” of $5 million and a $5 million benefit to “Sundry income (expense) - net” related to the expected partial termination of the interest rate swaps due in 2032. Pro forma Combined Statements of Operations for the six months ended June 30, 2025 reflect a $3 million benefit related to the expected partial termination of the interest rate swaps due in 2032.
(h) Reflects the income tax impact of the transaction pro forma adjustments at the applicable statutory income tax rates or a blended rate of approximately 22.5%, where applicable.